Exhibit 10.14

AMENDED AND RESTATED
LIFE INSURANCE ENDORSEMENT METHOD
SPLIT DOLLAR PLAN AGREEMENT

Insurer:	Great-West Life & Annuity Insurance Company

Policy Number:	85279612

Bank:	Origin Bank (formerly Community Trust Bank)

Insured:	Drake D. Mills

Relationship of Insured to Bank:	Executive

Subject to the attached Policy Endorsement, which is reincorporated herein, this Amended and Restated Life Insurance Endorsement Method Split Dollar Plan Agreement shall replace and supercede that certain Life Insurance Endorsement Method Split Dollar Plan Agreement, dated September 10, 2008, as amended.
The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.	DEFINITIONS
Refer to the policy contract for the definition of any terms in this Agreement that are not defined herein. If the definition of a term in the policy is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the policy.

II.	POLICY TITLE AND OWNERSHIP
Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar Agreement, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS
The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement. The Insured shall have the right to name such Beneficiary at any time prior to the Insured’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Insured may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.
If the Insured names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by that Insured’ s spouse and returned to the Plan Administrator.
If the Insured dies without a valid Beneficiary designation on file with the Plan Administrator, death benefits shall be paid to the Insured’s estate.
If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Insured and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

IV.	PREMIUM PAYMENT METHOD
Subject to the Bank’s absolute right to surrender or terminate the policy at any time and for any reason, the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT
Annually the Insured will receive a taxable benefit equal to the imputed value of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS
Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.
Upon the death of the Insured, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to Sixty-Five Percent (65%) of the net-at-risk insurance portion of the proceeds. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

B.	[Reserved].

C.	The Bank shall be entitled to the remainder of such proceeds.

D.
The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY
The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS
In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT
A.    This Agreement shall terminate upon the occurrence of any one of the following:

1.	[Reserved].

2.
The Insured shall be discharged from employment with the Bank for cause. The term “for cause” shall mean any of the following that result in an adverse effect on the Bank: (i) the commission of a felony or gross misdemeanor involving fraud or dishonesty; (ii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iii) an intentional failure to perform stated duties; or (iv) a breach of fiduciary duty involving personal profit; or

3.	[Reserved].

4.	Surrender, lapse, or other termination of the Policy by the Bank, and subject to the Insured’s option as set forth hereinbelow.

B.
Upon such termination of this Agreement but prior to the termination of the policy by the Bank, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

1.	The Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

2.	The amount of the premiums that have been paid by the Bank prior to the date of such assignment.

C.
If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

D.	The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

E.	Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS
The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES
This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.	ADMINISTRATIVE AND CLAIMS PROVISIONS
The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.	Plan Administrator.
The “Plan Administrator” of this Life Insurance Endorsement Method Split Dollar Plan Agreement shall be Community Trust Bank. As Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Life Insurance Endorsement Method Split Dollar Plan Agreement as established herein. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Basis of Payment of Benefits.
Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures.
Claim forms or claim information as to the subject policy can be obtained by contacting Renaissance Bank Advisors (800-544-6079). When the Plan Administrator has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the Plan Administrator what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.
In the event that a claim is not eligible under the policy, the Insurer will notify the Plan Administrator of the denial pursuant to the requirements under the terms of the policy. If the Plan Administrator is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making an inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.	GENDER
Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT
The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer from any and all liability.

XV.	AMENDMENT OR REVOCATION, AND EXCHANGE OF POLICY
Subject to the Bank’s sole and absolute right to surrender or terminate any and all life insurance policies that are the subject matter of this Agreement, it is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank. The Bank may, however, unilaterally and without the consent of the Insured, exchange any life insurance policy(ies) that are the subject matter of this Agreement, with or without replacing said policy(ies) and, in the event of a same or similar exchange, the Insured expressly agrees to the same.

XVI.	EFFECTIVE DATE
The Effective Date of this Agreement shall relate back to May 1, 2008.

XVII.	SEVERABILITY AND INTERPRETATION
If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XVIII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS
The Bank is entering into this Agreement upon the assumption that certain existing tax and accounting laws, rules and regulations will continue in effect in their current form. If any of said tax and accounting laws, rules and regulations should change and said change has a detrimental effect on this Life Insurance Endorsement Method Split Dollar Plan Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control, this paragraph shall become null and void.

XIX.	APPLICABLE LAW
The validity and interpretation of this Agreement shall be governed by the laws of the State of Louisiana.

Executed at Ruston, Louisiana this 26th day of April, 2018.

ORIGIN BANK (formerly Community Trust Bank)
Ruston, Louisiana

EXECUTIVE

/s/ Linda Tuten		/s/ Drake Mills
Bank Officer (other than Executive)		Drake Mills

Title:	EVP/CP&DO

Witness:	/s/ Lance Hall

Witness:	/s/ Steve Brolly

COMMUNITY TRUST BANK
JOINT BENEFICIARY DESIGNATION AGREEMENT

POLICY ENDORSEMENT

Contract Owner: Community Trust Bank

Pursuant to the terms of the COMMUNITY TRUST BANK JOINT BENEFICIARY DESIGNATION AGREEMENT, the undersigned Owner requests that the policy(ies) shown in the attached Schedule Page issued by Great-West Life & Annuity Insurance Company (the “Insurer”) provide for the following beneficiary designation:

1.    Upon the death of the Insured, proceeds shall be paid in one sum to the Owner, its successors or assigns, as Beneficiary, to the extent claimed by said Owner.

2.    Any proceeds at the death of the Insured in excess of the amount paid under the provisions of paragraph I of this Policy Endorsement shall be paid in one sum in accordance with the written direction of the Owner. Such direction will be provided to the Insurer at the time of claim. The Insurer will be protected in relying solely on the Owner to provide the name(s) of the party(ies) to pay any excess not paid under paragraph 1. If the Owner fails to provide the name(s) of the party(ies) at the time of claim, then any proceeds payable under this paragraph shall be paid in one sum to the Beneficiary.

3.    It is hereby provided that (i) any payment made to the Beneficiary or other party under paragraph 2 of this Policy Endorsement shall be a full discharge of the Insurer to the extent thereof; (ii) such discharge shall be binding on all parties claiming any interest under the Policy; and (iii) the Insurer shall have no responsibility with respect to the amounts so claimed.

4.    It is agreed by the undersigned that this designation shall be subject in all respects to the contractual terms of the Policy.

The undersigned is signing in a representative capacity for the Owner and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Signed at Ruston, Louisiana, this 12th day of June, 2014.

OWNER:

COMMUNITY TRUST BANK

By:	/s/ James K. Kendrick	By:	/s/ Chase Anderson
	James K. Kendrick		Chase Anderson
Title:	EVP & CFO	Title:	SVP-CAO

COMMUNITY TRUST BANK
LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

Schedule Page
Policy(ies) Subject to Policy Endorsement

Policy Number	Insured
85279600	Wayne L. Aswell
85279607	David G. Darland
85279608	Cary S. Davis
85279609	Martin Lance Hall
85279612	Drake D. Mills
85279613	Lonnie C. Scarborough
85279615	Linda Tuten

OWNER:

COMMUNITY TRUST BANK

By:	/s/ James K. Kendrick	By:	/s/ Chase Anderson
	James K. Kendrick		Chase Anderson
Title:	EVP & CFO	Title:	SVP-CAO